Exhibit 3.3

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TACTILE SYSTEMS TECHNOLOGY, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Tactile Systems Technology, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.                                      That the name of this corporation is Tactile Systems Technology, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on July 21, 2006 under the name Tactile Systems Technology Merger Sub A, Inc.

2.                                      That on September 14, 2012, this corporation filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

3.                                      That the Board of Directors duly adopted resolutions proposing further to amend and restate the Certificate of Incorporation of this corporation in the form of this Third Amended and Restated Certificate of Incorporation, declaring said Third Amended and Restated Certificate of Incorporation to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed Third Amended and Restated Certificate of Incorporation is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be further amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Tactile Systems Technology, Inc. (the “Corporation”).

SECOND:  The name of the registered agent and the address of the registered office of the Corporation in the State of Delaware are:

c/o Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808
County of New Castle

THIRD:  The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH:  For purposes hereof, the term “Reverse Split Ratio” means one (1) divided by 2.820044. Immediately upon the filing of this Amended and Restated Certificate of Incorporation, (i) the number of shares of Common Stock held by each holder of Common Stock will be combined and converted into such number of shares multiplied by the Reverse Split Ratio, (ii) the number of shares of Series A Preferred Stock held by each holder of Series A Preferred Stock will be combined and converted into such number of shares multiplied by the Reverse Split Ratio, and (iii) the number of shares of Series B Preferred Stock held by each holder of Series B Preferred Stock will be combined and converted into such number of shares multiplied by the Reverse Split Ratio (the occurrence of all combinations and conversions set forth in (i)-(iii), the “Reverse Split”). No fractional shares shall be issued upon the Reverse Split. In lieu of the issuance of fractional shares and in accordance with Section 155 of the General Corporation Law, the corporation shall pay in cash the fair value of such fraction of a share as of the consummation of the Reverse Split as determined by the corporation’s Board of Directors. Each outstanding stock certificate of the corporation, which represented one or more shares of the corporation’s Common Stock, Series A Preferred Stock, or Series B Preferred Stock, as the case may be, shall immediately after the Reverse Split represent that number of shares of Common Stock, Series A Preferred Stock, and Series B Preferred Stock, as applicable, resulting from the Reverse Split (such adjusted shares, the “Reverse Split Shares”).

The corporation shall, upon the request of a record holder of a certificate representing shares of the Common Stock, Series A Preferred Stock, or Series B Preferred Stock of the corporation issued and outstanding immediately before the date hereof, issue and deliver to such holder in exchange for such certificate a new certificate or certificates representing the Reverse Split Shares.

All further references to share and per share amounts set forth in this Amended and Restated Certificate of Incorporation which would be affected by the Reverse Split have been appropriately adjusted to reflect the Reverse Split.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 14,184,175 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) 8,431,219 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corporation.

A.                                    COMMON STOCK

1.                                      General.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.                                      Voting.  The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law.  There shall be no cumulative voting.  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B.                                    PREFERRED STOCK

3,112,152 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock” and 5,319,066 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock”.  The shares of Series A Preferred Stock and Series B Preferred Stock shall have the following rights, preferences, powers, privileges, restrictions, qualifications and limitations. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1.                                      Dividends.

1.1                               Dividends on the Series A Preferred Stock.  From and after the date of the issuance of any shares of Series A Preferred Stock, dividends at the rate of 6% of the Series A Original Issue Price per share per annum shall accrue on such shares of Series A Preferred Stock (the “Series A Accruing Dividends”).  Series A Accruing Dividends shall accrue from day to day, whether or not declared, and shall compound on each anniversary of the date on which the first share of Series A Preferred Stock was issued and shall be payable (a) subject to Subsection 1.3.1, when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”) out of funds legally available therefor, (b) whether or not declared, upon a liquidation, dissolution or winding up of the Corporation (including any Deemed Liquidation Event), (c) whether or not declared, upon conversion of such shares of Series A Preferred Stock or (d) whether or not declared, upon redemption of the shares of Series A Preferred Stock by the Corporation.  If any shares of Series A Preferred Stock are transferred, all accrued but unpaid Series A Accruing Dividends on such shares at the time of such transfer shall be transferred with such shares and the transferee shall be entitled to receive all such accrued but unpaid Series A Accruing Dividends, together with all Series A Accruing Dividends that accrue on and after the time of such transfer, upon any payment event set forth herein occurring after such transfer as if such transferee had held such shares from the Corporation’s original issuance of such shares.  The amount of all such accrued but unpaid Series A Accruing Dividends shall be payable in cash.  The “Series A Original Issue Price” shall mean $4.2301 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

1.2                               Dividends on the Series B Preferred Stock.  From and after the date of the issuance of any shares of Series B Preferred Stock, dividends at the rate of 6% of the Series B Original Issue Price per share per annum shall accrue on such shares of Series B Preferred Stock (the “Series B Accruing Dividends”).  Series B Accruing Dividends shall accrue from day to day, whether or not declared, and shall compound on each anniversary of the Series B Original Issue Date and shall be payable (a) subject to Subsection 1.3.1, when, as and if declared by the Board of Directors out of funds legally available therefor, (b) whether or not declared, upon a liquidation, dissolution or winding up of the Corporation (including any Deemed Liquidation Event), (c) whether or not declared, upon conversion of such shares of Series B Preferred Stock or (d) whether or not declared, upon redemption of the shares of Series B Preferred Stock by the Corporation.  If any shares of Series B Preferred Stock are transferred, all accrued but unpaid Series B Accruing Dividends on such shares at the time of such transfer shall be transferred with such shares and the transferee shall be entitled to receive all such accrued but unpaid Series B Accruing Dividends, together with all Series B Accruing Dividends that accrue on and after the time of such transfer, upon any payment event set forth herein occurring after such transfer as if such transferee had held such shares from the Corporation’s original issuance of such shares.  Notwithstanding any other provision set forth herein, the amount of the accrued but unpaid Series B Accruing Dividends in respect of the shares of Series B Preferred Stock shall be payable in cash or, at the option of the holder of such shares of Series B Preferred Stock, in additional shares of Series B Preferred Stock (such number of shares of Series B Preferred Stock shall be determined by dividing the amount of such accrued but unpaid Series B Accruing Dividends in respect of such shares by the Series B Original Issue Price).  The Corporation shall provide the holders of Series B Preferred Stock with at least 15 days prior written notice of any proposed authorization, declaration, set aside or payment of Series B Accruing Dividends and such holders shall have the right, within such 15 day period, to elect whether to receive such Series B Accruing Dividends in the form of cash or in the form of additional shares of Series B Preferred Stock as set forth herein; provided that such 15 day prior written notice shall not be required in connection with any voluntary conversion of shares of Series B Preferred Stock made by the holder thereof in accordance with Subsection 4 (in such case, the holder of such shares of Series B Preferred Stock shall make such election contemporaneously with, or within a reasonable time after, such holder’s election to convert such shares of Series B Preferred Stock into shares of Common Stock in accordance with Subsection 4 hereof) but such 15 day prior written notice shall be required in connection with any mandatory conversion of shares of Series B Preferred Stock in accordance with Subsection 5; and provided further that if no such election is made by any such holder then all Series B Accruing Dividends payable in respect of the shares of Series B Preferred Stock held by such holder at such time shall be made in the form of additional shares of Series B Preferred Stock as set forth herein.  At the time of any such payment on the shares of Series B Preferred Stock in the form of additional shares of Series B Preferred Stock, if the number of authorized but unissued shares of Series B Preferred Stock shall not be sufficient to effect such payment in additional shares of Series B Preferred Stock, in addition to such other remedies as shall be available to the holders of Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Series B Preferred Stock to such number of shares as shall be sufficient for such purpose including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.  The “Series B Original Issue Price” shall mean $3.8048 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock; provided that no adjustment to the Series B Original Issue Price shall be made as a result of the payment of the Series B Accruing Dividends in the form of additional shares of Series B Preferred Stock.

1.3                               Dividend Payments.

1.3.1                     Other than in connection with (a) a liquidation, dissolution or winding up of the Corporation (including any Deemed Liquidation Event), (b) conversion of the shares of Preferred Stock or (c) redemption of the shares of Preferred Stock by the Corporation, the Corporation shall not declare, pay or set aside any dividend or other distribution on any series of Preferred Stock of the Corporation (other than dividends on shares of such series of Preferred Stock payable in shares of the same such series of Preferred Stock) unless and until: (i) all consents required elsewhere in the Certificate of Incorporation have been obtained by the Corporation, (ii) prior to or contemporaneously with the declaration, payment or set aside of such dividend or distribution, all Series A Accruing Dividends on all then outstanding shares of Series A Preferred Stock have been paid in full to the holders thereof and all Series B Accruing Dividends on all then outstanding shares of Series B Preferred Stock have been paid in full to the holders thereof and (iii) except in the case of the declaration, payment or set aside of the Series A Accruing Dividends in respect of the Series A Preferred Stock or the declaration, payment or set aside of the Series B Accruing Dividends in respect of the Series B Preferred Stock, contemporaneously with the declaration, payment or set aside of such dividend or distribution, the Corporation also declares, pays or sets aside, as the case may be, a ratable dividend or distribution on each share of the other series of Preferred Stock, on a pari passu basis, in an amount equal to the product of (A) the amount of the dividend or distribution payable on all outstanding shares of such series of Preferred Stock divided by the number of shares of Common Stock issuable upon conversion of all outstanding shares of such series of Preferred Stock and (B) the number of shares of Common Stock issuable upon conversion of one share of such other series of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend.

1.3.2                     The Corporation shall not declare, pay or set aside any dividend or other distribution on the Common Stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless and until: (a) all consents required elsewhere in the Certificate of Incorporation have been obtained by the Corporation, (b) prior to or contemporaneously with the declaration, payment or set aside of such dividend or distribution, all Series A Accruing Dividends on all then outstanding shares of Series A Preferred Stock have been paid in full to the holders thereof and all Series B Accruing Dividends on all then outstanding shares of Series B Preferred Stock have been paid in full to the holders thereof and (c) contemporaneously with the declaration, payment or set aside of such dividend or distribution, the Corporation also declares, pays or sets aside, as the case may be, a ratable dividend or distribution on each share of Preferred Stock, on a pari passu basis, in an amount equal to the product of (i) the amount of the dividend or distribution payable on one share of Common Stock and (ii) the number of shares of Common Stock issuable upon conversion of such share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend.

2.                                      Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1                               Preferential Payments to Holders of Preferred Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to (a) for each share of Series A Preferred Stock, the Series A Original Issue Price plus all Series A Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon and (b) for each share of Series B Preferred Stock, the Series B Original Issue Price plus all Series B Accruing Dividends accrued but unpaid thereon, whether or not declared (to be paid, at the election of the holder thereof, either in cash or in the form of additional shares of Series B Preferred Stock in accordance with Subsection 1), together with any other dividends declared but unpaid thereon.  If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2                               Distribution of Remaining Assets.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock under Subsection 2.1, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of the Certificate of Incorporation immediately prior to such dissolution, liquidation or winding up of the Corporation.  The aggregate amount which a holder of a share of Series A Preferred Stock is entitled to receive under Subsections 2.1 and 2.2 is hereinafter referred to as the “Series A Liquidation Amount.”  The aggregate amount which a holder of a share of Series B Preferred Stock is entitled to receive under Subsections 2.1 and 2.2 is hereinafter referred to as the “Series B Liquidation Amount.”

2.3                               Deemed Liquidation Events.

2.3.1                     Definition.  Each of the following events shall constitute a liquidation, dissolution or winding up of the Corporation and shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Series A Preferred Stock and the holders of at least 66-2/3% of the outstanding shares of Series B Preferred Stock, voting as separate classes (collectively, the “Required Holders”) elect otherwise by written notice sent to the Corporation:  (a) any transaction or series of related transactions (including, without limitation, any reorganization, share exchange, consolidation or merger of the Corporation with or into any other entity but excluding any sale of capital stock by the Corporation for capital raising purposes) (i) in which the holders of the Corporation’s outstanding capital stock immediately before the first such transaction do not, immediately after any other such transaction, retain stock or other equity interests representing at least 50% of the voting power of the surviving entity of such transaction or (ii) in which at least 50% of the Corporation’s outstanding capital stock (calculated on an as-converted to Common Stock basis) is transferred; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.3.2                     Effecting a Deemed Liquidation Event.

(a)                                 Unless the Required Holders elect otherwise by written notice sent to the Corporation, the Corporation shall not have the power to effect a Deemed Liquidation Event and no stockholder shall enter into any transaction that constitutes a Deemed Liquidation Event unless the consideration payable to the stockholders and/or the Corporation in such Deemed Liquidation Event shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2.

(b)                                 In the event of a Deemed Liquidation Event referred to in Subsection 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock and (ii) if the Required Holders so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), together with any other assets of the Corporation available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the 150th day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to (x) for each share of Series A Preferred Stock, the Series A Liquidation Amount and (y) for each share of Series B Preferred Stock, the Series B Liquidation Amount.  Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.  The provisions of Subsections 6.2 through 6.4 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this Subsection 2.3.2(b).  Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or incurred in the ordinary course of business.

2.3.3                     Amount Deemed Paid or Distributed.  The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity.  Subject to Subsection 2.3.4, the value of such property, rights or securities shall be determined in good faith by the Board of Directors.

2.3.4                     Contingent Consideration.  Notwithstanding any other provision set forth in this Section 2, in the event that any consideration payable to the Corporation and/or its stockholders in connection with any Deemed Liquidation Event is contingent upon the occurrence of any event or the passage of time (including, without limitation, any deferred purchase price payments, installment payments, payments made in respect of any promissory note issued in such transaction, payments from escrow, purchase price adjustment payments or payments in respect of “earnouts” or holdbacks) (the “Contingent Consideration”), such Contingent Consideration shall not be deemed received by the

Corporation or its stockholders or available for distribution to such stockholders unless and until such Contingent Consideration is indefeasibly received by the Corporation or its stockholders in accordance with the terms of such Deemed Liquidation Event. The definitive agreement with respect to such Deemed Liquidation Event shall provide that (a) the portion of such consideration that is not Contingent Consideration (the “Initial Consideration”) shall be allocated among the stockholders of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (B) any Contingent Consideration which becomes payable to the Corporation or the stockholders of the Corporation upon the release from escrow or the satisfaction of the applicable contingencies shall be allocated among the stockholders of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3.                                      Voting.

3.1                               General.  In addition to any class or series voting rights provided to the holders of Preferred Stock under the Certificate of Incorporation, applicable law or otherwise, on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation.  Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted to Common Stock basis (after aggregating all fractional shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole share (with one-half being rounded upward).  Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.2                               Election of Directors.  The holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect two directors of the Corporation (the “Series A Directors”), the holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect two directors of the Corporation (the “Series B Directors”) and the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect three directors of the Corporation.  Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.  If the holders of shares of Series A Preferred Stock, Series B Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Series A Preferred Stock, Series B Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation.  At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.  Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.2.

3.3                               Preferred Stock Protective Provisions of the Required Holders.  At any time when any shares of Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent of the Required Holders:

(a)                                 liquidate, dissolve or wind-up the business and affairs of the Corporation or consent to any of the foregoing;

(b)                                 amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation other than to the extent necessary to create the rights, preferences and privileges of the shares of capital stock permitted to be authorized pursuant to Section 3.3(c)(i) without the written consent of the Required Holders;

(c)                                  (i) create, or authorize the creation of, or issue or obligate itself to issue shares of, any class or series of capital stock unless the same ranks junior to, or pari passu with, the Series A Preferred Stock and the Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, (ii) increase the authorized number of shares of Preferred Stock or any series thereof except with respect to an issuance of capital stock permitted to be authorized pursuant to Section 3.3(c)(i) without the written consent of the Required Holders or (iii) increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to, or pari passu with, the Series A Preferred Stock and the Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, in each such case, other than other than issuances of (or in connection with issuances of): (A) shares of Series B Preferred Stock pursuant to the terms of that certain Series B Preferred Stock Purchase Agreement, dated as of or around the Series B Original Issue Date, between the Corporation and the other parties thereto (the “Series B Purchase Agreement”) and (B) shares of Series B Preferred Stock issued in respect of the Series B Accruing Dividends in accordance with the Certificate of Incorporation;

(d)                                 (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series A Preferred Stock or the Series B Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series A Preferred Stock or the Series B Preferred Stock in respect of any such right, preference or privilege, or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Series A Preferred Stock or the Series B Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series A Preferred Stock or the Series B Preferred Stock in respect of any such right, preference or privilege;

(e)                                  purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of the Preferred Stock as expressly authorized herein, (ii) dividends or distributions on any shares of Preferred Stock in connection with (A) a liquidation, dissolution or winding up of the Corporation (including any Deemed Liquidation Event), (B) conversion of the shares of Preferred Stock or (C) redemption of the shares of Preferred Stock by the Corporation, (iii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, (iv) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof or (v) as approved by a majority of the members of the Board of Directors that are not interested in such purchase, redemption, dividend or distribution, including the approval of at least one Series A Director and at least one Series B Director;

(f)                                   create, or authorize the creation of, or issue, or authorize the issuance of, any indebtedness or any debt security if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $5,000,000, or permit any subsidiary to take any such action with respect to any debt security;

(g)                                  (i) create, or hold capital stock or other equity interests in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, (ii) sell, transfer or otherwise dispose of any capital stock or other equity securities of any direct or indirect subsidiary of the Corporation, (iii) permit any direct or indirect subsidiary to (A) sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary, (B) merge or consolidate with or into any other entity other than in connection with a Deemed Liquidation Event, (C) effect a reorganization, recapitalization or division or (D) liquidate, dissolve or wind up;

(h)                                 guaranty, or permit any subsidiary to guaranty, the debt of any other person or entity; or

(i)                                     increase or decrease the authorized number of directors constituting the Board of Directors.

3.4                               Protective Provisions of the Majority Preferred Holders.  At any time when any shares of Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, effect any Deemed Liquidation Event, recapitalization or reorganization, or consent to any of the foregoing without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent of the holders of at least a majority of the shares of Common Stock issuable upon conversion of the Preferred Stock voting together as a single class.

4.                                      Optional Conversion.  The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1                               Right to Convert.

4.1.1                     Conversion Ratio. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price by the Conversion Price (as defined below) of the Series A Preferred Stock in effect at the time of conversion.  Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Original Issue Price by the Conversion Price of the Series B Preferred Stock in effect at the time of conversion.  The term “Conversion Price” means (a) with respect to the Series A Preferred Stock, initially $4.11874995, and (b) with respect to the Series B Preferred Stock, initially the Series B Original Issue Price.  Such initial Conversion Prices, and the rate at which shares of each series of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.  For an initial underwritten public offering of the Corporation’s Common Stock, in addition to the shares of Common Stock otherwise issuable upon conversion of the Preferred Stock pursuant to this Section 4, there shall be issued immediately prior to the public offering to the holders of the Preferred Stock, (i) for each share of Series A Preferred Stock held, the number of shares of Common Stock as is determined by dividing the Series A Original Issue Price by the price per share of Common Stock in such public offering and (ii) for each share of Series B Preferred Stock held, the number of shares of Common Stock as is determined by dividing the Series B Original Issue Price by the price per share of Common Stock in such public offering.

4.1.2                     Termination of Conversion Rights.  In the event of a notice of redemption of any shares of Preferred Stock pursuant to Section 6, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full.

4.2                               Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3                               Mechanics of Conversion.

4.3.1                     Notice of Conversion.  In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent and, if such holder is converting shares of Series B Preferred Stock, whether such holder elects to receive the amount of the accrued but unpaid Series B Accruing Dividends in respect of such shares of Series B Preferred Stock in the form of cash or in the form of additional shares of Series B Preferred Stock in accordance with Subsection 1.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate and the shares of Series B Preferred Stock, if any, issuable as a dividend in accordance with Subsection 1 in respect of the shares represented by such certificate shall be deemed to be outstanding of record as of such date.  The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of the applicable series of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all unpaid Series B Accruing Dividends (in the form of cash or in the form of additional shares of Series B Preferred Stock in accordance with Subsection 1) and Series A Accruing Dividends (in the form of cash), whether or not declared, in accordance with Subsection 1, together with any other dividends declared but unpaid on the shares of Preferred Stock converted.

4.3.2                     Reservation of Shares.  The Corporation shall, at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.  The Corporation shall, at all times when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the payment of all unpaid Series B Accruing Dividends in the form of additional shares of Series B Preferred Stock in accordance with Subsection 1, such number of its duly authorized shares of Series B Preferred Stock as shall from time to time be sufficient to effect the payment of such Series B Accruing Dividends in the form of additional shares of Series B Preferred Stock in accordance with Subsection 1; and if at any time the number of authorized but unissued shares of Series B Preferred Stock shall not be sufficient to effect the payment of all unpaid Series B Accruing Dividends in the form of additional shares of Series B Preferred Stock in accordance with Subsection 1, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Series B Preferred Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing any Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

4.3.3                     Effect of Conversion.  All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of all Series B Accruing Dividends (in the form of cash or in the form of additional shares of Series B Preferred Stock in accordance with Subsection 1) and all Series A Accruing Dividends (in the form of cash), whether or not declared, together with all other dividends declared but unpaid on the shares of Preferred Stock converted.  Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock and the applicable series thereof accordingly.

4.3.4                     Taxes.  The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4                               Adjustments to Conversion Prices for Diluting Issues.

4.4.1                     Special Definitions.  For purposes of this Article Fourth, the following definitions shall apply:

(a)                                 “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b)                                 “Series B Original Issue Date” shall mean the date on which the first share of Series B Preferred Stock was issued.

(c)                                  “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d)                                 “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Series B Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)                                     shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;

(ii)                                  shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors including the approval of at least one Series A Director and at least one Series B Director or in effect at the time this Amended and Restated Certificate of Incorporation is filed with the Delaware Secretary of State;

(iii)                               shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(iv)                              shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial lending institutions, or to real property lessors, pursuant to a bona fide debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors;

(v)                                 shares of Common Stock, Options or Convertible Securities issued to third party service providers in connection with the provision of services pursuant to transactions approved by the Board of Directors;

(vi)                              shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors;

(vii)                           shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar license agreements or strategic partnerships approved by the Board of Directors;

(viii)                        shares of Series B Preferred Stock issued or issuable in respect of the Series B Accruing Dividends in accordance with the Certificate of Incorporation;

(ix)                              shares of Series B Preferred Stock issued or issuable pursuant to the Purchase Agreement; or

(x)                                 shares of Common Stock, Options or Convertible Securities determined by the Required Holders to be “Excluded Stock.”

4.4.2                     No Adjustment of Conversion Prices.  No adjustment in any Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Required Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3                     Deemed Issue of Additional Shares of Common Stock.

(a)                                 If the Corporation at any time or from time to time after the Series B Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)                                 If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to any Conversion Price pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, such Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security.  Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing a Conversion Price to an amount which exceeds the lower of (i) such Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) such

Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)                                  If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than such Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series B Original Issue Date), are revised after the Series B Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)                                 Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to a Conversion Price pursuant to the terms of Subsection 4.4.4, such Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)                                  If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to a Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3).  If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to a Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to such Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4                     Adjustment of Conversion Prices Upon Issuance of Additional Shares of Common Stock.  In the event the Corporation shall at any time after the Series B Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the Series B Conversion Price in effect immediately prior to such issue, then the Conversion Price for each series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1*  (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a)                                 “CP2” shall mean the Conversion Price for such series of Preferred Stock in effect immediately after such issue of Additional Shares of Common Stock

(b)                                 “CP1” shall mean the Series B Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c)                                  “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock, including in the definition of ‘outstanding’ all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock);

(d)                                 “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e)                                  “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5                     Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)                                 Cash and Property:  Such consideration shall:

(i)                                     insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)                                  insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(iii)                               in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors.

(b)                                 Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing

(i)                                     the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)                                  the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.5                               Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series B Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Prices for each series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Corporation shall at any time or from time to time after the Series B Original Issue Date combine the outstanding shares of Common Stock, the Conversion Prices for each series of Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.  Notwithstanding the foregoing, no adjustment is to be made under this Section 4.5 by reason of the Reverse Split.

4.6                               Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Prices in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying each Conversion Price then in effect by a fraction:

(1)                                 the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)                                 the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; (b) no such adjustment shall be made to the Conversion Price of the Series A Preferred Stock if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common

Stock on the date of such event; and (c) no such adjustment shall be made to the Conversion Price of the Series B Preferred Stock if the holders of Series B Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

4.7                               Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.8                               Adjustment for Merger or Reorganization, etc.  Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of the applicable series of such Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Prices) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

4.9                               Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which each series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price of such series of Preferred Stock then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such series of Preferred Stock.

4.10                        Definition of “Common Stock”.  As used in this Subsection 4, the term “Common Stock” shall mean and include the Corporation’s authorized Common Stock, par value $0.001 per share, as constituted on the Series B Original Issue Date and shall also include any security of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), the stock, securities or assets provided for in Subsection 4.8.

4.11                        Notice of Record Date.  In the event:

(a)                                 the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)                                 of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c)                                  of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, unless the Required Holders elect otherwise, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock.  Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

5.                                      Mandatory Conversion.

5.1                               Trigger Events.  Upon either (a) the closing of the sale of shares of Common Stock to the public at a price of at least $11.42 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $30,000,000 of aggregate proceeds, net of the underwriting discount and commissions, to the Corporation and after which the Common Stock is listed on a United States national securities exchange or (b) the date and time, or the occurrence of an event, specified by the written consent of the Required Holders (the time of such closing or the date and time specified or the time of the event specified in such written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation.

5.2                               Procedural Requirements.  All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5.  Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time.  Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  All rights with respect to the Preferred Stock converted pursuant to Section 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2.  As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of all unpaid Series B Accruing Dividends (in the form of cash or in the form of additional shares of Series B Preferred Stock in accordance with Subsection 1) and Series A Accruing Dividends (in the form of cash), whether or not declared, in accordance with Subsection 1, together with any other dividends declared but unpaid on the shares of Preferred Stock converted.  Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6.                                      Redemption.

6.1                               Redemption.  All shares of Preferred Stock held by Redeeming Holders (as defined below) shall be redeemed by the Corporation out of funds lawfully available therefor at a price equal to (a) with respect to each share of Series A Preferred Stock, the Series A Original Issue Price per share, plus all unpaid Series A Accruing Dividends thereon and (b) with respect to each share of Series B Preferred Stock, the Series B Original Issue Price per share, plus all unpaid Series B Accruing Dividends thereon in accordance with Subsection 1 (the “Redemption Price”), all of which may be paid, at the election of the Corporation, (i) as a lump sum or (ii) in three equal annual installments commencing not less than 30 days, and not more than 60 days, after receipt by the Corporation at any time on or after September 14, 2017 from Galen Partners V, L.P. (“Galen”) or Radius Venture Partners III, L.P. (“Radius”) (so long as Galen or Radius, respectively, holds at least 35,460 shares of Common Stock calculated on an as-converted to Common Stock basis subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations) of written notice requesting redemption of all of the shares of Preferred Stock then held by the Redeeming Holders. The date of each such installment shall be referred to as a “Redemption Date”.  The Corporation shall send written notice of such redemption request to all holders of Preferred Stock within 10 days after it receives such redemption request and each such holder shall have 15 days after it receives such written notice from the Corporation to elect to have the Corporation redeem all, but not less than all, of such holder’s shares of Preferred Stock (each such holder electing to have all of its shares of Preferred Stock redeemed by the Corporation hereunder shall be referred to herein as a “Redeeming Holder”).  In the event that Galen or Radius requests a redemption but the other entity holds at least 35,460 shares of Common Stock calculated on an as-converted to Common Stock basis (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations) and does not elect to be a Redeeming Holder in such redemption, such other entity shall continue to have the right to request that the Corporation redeem all of the shares of Preferred Stock held by such other entity at a later date in accordance with this Section 6.  On each Redemption Date, the Corporation shall redeem from each Redeeming Holder such number of shares of each series of Preferred Stock held by such Redeeming Holder determined by dividing (i) the total number of shares of each such series of Preferred Stock held by such Redeeming Holder immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies).  If the Corporation does not have sufficient funds legally available to redeem on any Redemption Date all shares of Preferred Stock to be redeemed on such Redemption Date, the Corporation shall redeem a pro rata portion of such shares of Preferred Stock held by each Redeeming Holder (ratably between the series of Preferred Stock held by such Redeeming Holder based on the respective redemption amounts of such series of Preferred Stock held by such Redeeming Holder if such Redeeming Holder holds more than one series of Preferred Stock) out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor, provided that the redemption of any Preferred Stock shall be prior to and in preference to any junior ranking securities.

6.2                               Redemption Notice.  The Corporation shall send written notice of the redemption (the “Redemption Notice”) to all Redeeming Holders not less than 30 days prior to each Redemption Date.  Each Redemption Notice shall state:

(a)                                 the number of shares of Preferred Stock held by each Redeeming Holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(b)                                 the Redemption Date and the Redemption Price;

(c)                                  the date upon which such Redeeming Holder’s right to convert such shares terminates (as determined in accordance with Subsection 6.4); and

(d)                                 that such Redeeming Holder will surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

6.3                               Surrender of Certificates; Payment.  On or before the applicable Redemption Date, each Redeeming Holder shall surrender the certificate or certificates representing the shares of Preferred Stock to be redeemed by the Corporation on such Redemption Date (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.  In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Preferred Stock shall promptly be issued to the holder thereof.

6.4                               Rights Subsequent to Redemption.  If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed from the Redeeming Holders on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock to be redeemed from the Redeeming Holders shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the Redeeming Holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.  Notwithstanding anything to the contrary, Redeeming Holders shall retain full rights as holders of Preferred Stock until the Redemption Price for such shares have been paid in full.

7.                                      Redeemed or Otherwise Acquired Shares.  Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.  Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

8.                                      Notices.  Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

9.                                      Waiver.  Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the written consent or vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock.  Any of the rights, powers, preferences and other terms of the Series B Preferred Stock set forth herein may be waived on behalf of all holders of Series B Preferred Stock by the written consent or vote of the holders of at least 66-2/3% of the then outstanding shares of Series B Preferred Stock.  Any of the rights, powers, preferences and other terms of the Preferred Stock (as a single class) set forth herein may be waived on behalf of all holders of Preferred Stock by the written consent or vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock and the holders of at least 66-2/3% of the then outstanding shares of Series B Preferred Stock.

FIFTH:  Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SIXTH:  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

SEVENTH:  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

EIGHTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Eighth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Eighth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

NINTH: The following indemnification provisions shall apply to the persons enumerated below.

1.                                      Right to Indemnification of Directors and Officers.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding.  Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article Ninth, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

2.                                      Prepayment of Expenses of Directors and Officers.  The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article Ninth or otherwise.

3.                                      Claims by Directors and Officers.  If a claim for indemnification or advancement of expenses under this Article Ninth is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4.                                      Indemnification of Employees and Agents.   The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding.  The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion.  Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors.

5.                                      Advancement of Expenses of Employees and Agents.  The Corporation may pay the expenses (including attorney’s fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

6.                                      Non-Exclusivity of Rights.  The rights conferred on any person by this Article Ninth shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

7.                                      Other Indemnification.  The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

8.                                      Insurance.  The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance:  (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article Ninth; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Ninth.

9.                                      Amendment or Repeal.  Any repeal or modification of the foregoing provisions of this Article Ninth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.  The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

TENTH:  Pursuant to Section 122(17) of the General Corporation Law, the Corporation hereby renounces any interest or expectancy of the Corporation or any subsidiary of the Corporation in, or in being offered an opportunity to participate in, any and all business opportunities that are presented to the holders of Preferred Stock or their affiliates other than holders who are employees of the Corporation (including, without limitation, any representative or affiliate of such holders of Preferred Stock serving on the Board of Directors or the board of directors or other governing body of any subsidiary of the Corporation (each a “Board”)) (collectively, the “Investor Parties”).  Without limiting the foregoing renunciation, the Corporation on behalf of itself and its subsidiaries (a) acknowledges that the Investor Parties are in the business of making investments in, and have or may have investments in, other businesses similar to and that may compete with the businesses of the Corporation and its subsidiaries (“Competing Businesses”) and (b) agrees that the Investor Parties shall have the unfettered right to make investments in or have relationships with other Competing Businesses independent of their investments in the Corporation.  By virtue of an Investor Party holding capital stock of the Corporation or by having persons designated by or affiliated with such Investor Party serving on or observing at meetings of any Board of Directors or otherwise, no Investor Party shall have any obligation to the Corporation, any of its subsidiaries or any other holder of capital stock or securities of the Corporation to refrain from competing with the Corporation and any of its subsidiaries, making investments in or having relationships with Competing Businesses, or otherwise engaging in any commercial activity and none of the Corporation, any of its subsidiaries or any other holder of capital stock or securities of the Corporation shall have any right with respect to any investment or activities undertaken by such Investor Party.  Without limitation of the foregoing, each Investor Party may engage in or possess any interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Corporation or any of its subsidiaries, and none of the Corporation, any of its subsidiaries or any other holder of capital stock or securities of the Corporation shall have any rights or expectancy by virtue of such Investor Parties’ relationships with the Corporation, or otherwise in and to such independent ventures or the income or profits derived therefrom; and the pursuit of any such ventures, even if such investment is in a Competing Business, shall not for any purpose be deemed wrongful or improper.  No Investor Party shall be obligated to present any particular investment opportunity to the Corporation or its subsidiaries even if such opportunity is of a character that, if presented to the Corporation or such subsidiary, could be taken by the Corporation or such subsidiary, and each Investor Party shall continue to have the right for its own respective account or to recommend to others any such particular investment opportunity.

ELEVENTH:  Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

*     *     *

4.                                      That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the General Corporation Law.

5.                                      That this Third Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Third Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 8th day of June, 2016.

By:	/s/ Robert Folkes
Robert Folkes, Chief Operating Officer

[Signature Page to Third Amended and Restated Certificate of Incorporation]